3: WACHOVIA

WACHOVIA 8739 Research Drive

SECURITIES Charlotte, NC

OFFICER'S CERTIFICATE

Reference is hereby made to that certain Pooling and Servicing Agreement dated as of July 11, 2001, by and among Structured Asset Securities Corporation as Depositor, First Union National Bank as Master Servicer, Lennar Partners, Inc. as Special Servicer, LaSalle Bank National Association as Trustee, and ABN AMRO Bank N.V. as Fiscal Agent with respect to Commercial Mortgage Pass-Through Certificates, Series 2001-C3 (the "Agreement"). Capitalized terms used herein not otherwise defined shall have the meanings assigned in the Agreement.

Pursuant to Section 3.13 of this Agreement, Timothy S. Ryan and Clyde M. Alexander, Vice Presidents of the Master Servicer, do hereby certify that:

I. A review of the activities of the Master Servicer during the period from July 30, 2001 through December 31, 2001 and of its performance under the Agreement during such period has been made under our supervision; and

2. To the best of our knowledge, based on such review, the Master Servicer has fulfilled all of its material obligations under the Agreement in all material respects throughout the period July 30, 2001 through December 31, 2001; and

3. The Master Servicer has received no notice regarding qualification, or challenging the status, of any REMIC Pool as a REMIC or the Grantor Trust as a grantor trust, from the IRS or any other governmental agency or body.

IN WITNESS WHEREOF, the undersigned have executed this Certificate as of the 7th day of March, 2002.

Clyde M. Alexander

Timothy S. Ryan, Vice President Clyde M. Alexander, Vice President

First Union National Bank First Union National Bank